Exhibit 10.1

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BANK OF AMERICA, N.A.

One Bryant Park

New York, NY 10036

September 16, 2013

Packaging Corporation of America

1900 West Field Court

Lake Forest, Illinois 60045

Attention:	Richard B. West
Senior Vice President and Chief Financial Officer

Project Barn

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with Bank of America, the “Commitment Parties”, “we” or “us”) that you (the “Borrower”) and Bee Acquisition Corporation, a Delaware corporation and a direct or indirect newly formed wholly owned subsidiary of the Borrower (“Merger Sub”), intend to acquire (the “Acquisition”) the company previously identified to us and code-named “Barn” (the “Acquired Company”). The Acquisition will be effected by the purchase of a majority of the outstanding shares of the Acquired Company pursuant to a cash tender offer, immediately followed by the consummation of a short-form merger of Merger Sub with and into the Acquired Company, with the Acquired Company as the surviving entity. The Borrower, the Acquired Company and their respective subsidiaries are sometimes collectively referred to herein as the “Companies.” This letter agreement and the annexes hereto (collectively, the “Summary of Terms”) are referred to collectively as this “Commitment Letter.”

In connection with the Acquisition, (i) the existing senior secured credit facilities of the Acquired Company (the “Acquired Company Credit Facilities”) will be repaid and the commitments thereunder terminated, (ii) the outstanding 9% senior notes due 2016 and 8% senior notes due 2020 of the Acquired Company will be redeemed and the related indentures discharged, and (iii) the Borrower’s existing senior unsecured revolving and term loan credit facilities under that certain Five Year Credit Agreement dated as of October 11, 2011 among the Borrower and the lenders and agents party thereto (as such agreement is in effect on the date hereof, the “Existing Credit Agreement”) will be repaid and the commitments thereunder terminated (collectively, the “Refinancing”).

The consideration for the Acquisition and funds required to effect the Refinancing are contemplated to be provided by (a) initial borrowings under new senior unsecured credit facilities of the Borrower (the “New Bank Facilities”), comprised of a $350,000,000 five-year revolving credit facility (the “Revolving Facility”) (which will not be drawn to finance the Acquisition or the Refinancing), and term loan facilities (the “Term Facilities”) aggregating $1,300,000,000, comprised of a five-year term loan facility (the “Five-Year Term Facility”) and a seven-year term loan facility (the “Seven-Year Term Facility”), (b) issuance of $700,000,000 aggregate principal amount of senior unsecured notes of the Borrower (the “Notes” and, together with the Term Facilities, the “Permanent Financing”), in each case after execution of this Commitment Letter and on or prior to the date of consummation of the Acquisition (the “Closing Date”) and (c) available cash on hand of the Borrower and its subsidiaries.

To the extent that less than $2,000,000,000 aggregate principal amount of Notes and Term Facilities is incurred on or prior to the Closing Date, you intend to finance the Acquisition and the Refinancing with (1) up to $2,000,000,000 aggregate principal amount of senior unsecured bridge loans (the “Bridge Loans” or the “Bridge Facilities” and, together with the New Bank Facilities, the “Facilities”) made available to the Borrower as interim financing and (2) available cash on hand of the Borrower and its subsidiaries.

The Acquisition, the Refinancing, the entering into and initial borrowings under the New Bank Facilities (if they occur on or prior to the Closing Date), the issuance of Notes (if it occurs on or prior to the Closing Date), the entering into and funding of the Bridge Loans (if they occur on the Closing Date), the payment of fees and expenses in connection with the foregoing and all related transactions contemplated by this Commitment Letter are hereinafter collectively referred to as the “Transaction.” The date that this Commitment Letter is accepted by the Borrower is referred to herein as the “Commitment Date.”

1. Commitments. In connection with the foregoing:

(a) Bank of America is pleased to advise you of its commitment to provide 100% of the Bridge Loans (in such capacity, the “Initial Bridge Lender”) and its willingness, and you hereby engage Bank of America, to act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent”) for the Bridge Loans, all upon and subject to the terms set forth in this Commitment Letter and the Fee Letter of even date herewith among the parties hereto (the “Fee Letter”);

(b) Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates designated to act in such capacity, “MLPFS”) is pleased to advise you of its willingness, and you hereby engage MLPFS, to act as the sole and exclusive lead arranger and sole and exclusive bookrunning manager (in such capacity, the “Bridge Lead Arranger”) for the Bridge Loans, and in connection therewith to form a syndicate of lenders for the Bridge Loans (collectively, the “Bridge Lenders”) in consultation with and reasonably acceptable to you (and you hereby agree that each lender under the Existing Credit Agreement is reasonably acceptable to you as a lender under the Bridge Facilities), including Bank of America;

(c) Bank of America is pleased to advise you of its commitment to provide $65,000,000 of the commitments in respect of the Revolving Facility and $100,000,000 of the Five-Year Term Facility (in such capacity, the “Initial Bank Lender” and together with its capacity as the Initial Bridge Lender, the “Initial Lender”) and its willingness, and you hereby engage Bank of America, to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Term Facilities , all upon and subject to the terms set forth in this Commitment Letter and the Fee Letter; and

(d) MLPFS is pleased to advise you of its willingness, and you hereby engage MLPFS, to act as the “left” lead arranger for the Five-Year Term Facility and a joint lead arranger and bookrunning manager for the Revolving Facility and the Seven-Year Term Facility (in such capacity, the “Bank Lead Arranger” and MLPFS as the Bridge Lead Arranger and/or the Bank Lead Arranger, the “Lead Arranger”) for the New Bank Facilities, and in connection therewith to use commercially reasonable efforts to form a syndicate of lenders for the New Bank Facilities (collectively, the “Bank Lenders” and, together with the Bridge Lenders, the “Lenders”) in consultation with and reasonably acceptable to you (and you hereby agree that each lender under the Existing Credit Agreement and each member institution of the Farm Credit System is reasonably acceptable to you as a lender under the Term Facilities), including Bank of America; provided that (i) MLPFS shall receive “top left” placement in any marketing materials for the Five-Year Term Facility and shall have all rights customarily associated with such position and such name placement and (ii) MLPFS and CoBank shall be the exclusive joint lead arrangers and bookrunning managers in respect of the Seven-Year Term Facility.

The commitments of the Lenders and the undertaking of the Lead Arranger to provide the services described herein are subject to the satisfaction of each of the conditions precedent set forth herein and in the Summary of Terms. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.

2. Syndication. The Lead Arranger intends to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter. The commitment of the Initial Bridge Lender in respect of the Bridge Facilities shall be reduced dollar-for-dollar as and when corresponding commitments are received from Lenders selected in consultation with and reasonably acceptable to you (and you hereby agree that each lender under the Existing Credit Agreement is reasonably acceptable to you as a lender under the Bridge Facilities), in each case pursuant to a written joinder to, or amendment or amendment and restatement of, this Commitment Letter (any such joinder, amendment or amendment and restatement, a “Joinder”) or an executed loan agreement. You agree to actively assist the Lead Arrangers in achieving a syndication of the Facilities that is satisfactory to the Lead Arrangers and you. Such assistance shall include your (a) providing and causing your advisors to provide, and your using commercially reasonable efforts (consistent with the terms of the Acquisition Agreement) to cause the Acquired Company, its subsidiaries and its advisors to provide, the Lead Arranger and the Lenders promptly upon request with all information reasonably deemed necessary by the Lead Arranger to complete syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Company and your and its advisors, or on your or its behalf, relating to the Transaction (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of an information memorandum and other materials to be used in connection with the syndication of the Facilities (collectively with the Summary of Terms, the “Information Materials”), (c) using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing banking relationships, (d) using commercially reasonable efforts to obtain, within 30 days after the Commitment Date, affirmation of the public ratings from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“S&P”) on your long-term senior unsecured non-credit enhanced debt, giving pro forma effect to the Transaction (collectively, the “Ratings”), (e) until the date which is the earlier of 60 days after the Closing Date and Successful Syndication (as defined in the Fee Letter), your ensuring that the neither the Borrower nor any of its subsidiaries shall, and using your commercially reasonable efforts (consistent with the terms of the Acquisition Agreement) to ensure that neither the Acquired Company nor any of its subsidiaries shall, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any syndicated debt financing or capital market financing of the Companies including any renewals or refinancings of any existing debt (other than the Facilities and the Notes), without the prior written consent of the Lead Arranger, and (f) otherwise assisting the Lead Arranger in its syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Company, available, at reasonable times and upon reasonable notice, to attend and make presentations regarding the business and prospects of the Companies and the Transaction, at one or more meetings of (or, at the option of the Lead Arranger, conference calls with), prospective Lenders.

It is understood and agreed that Bank of America will manage and control all aspects of the syndication of the Facilities in consultation with you and, in the case of the Seven-Year Term Facility only, CoBank, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments and fees among the Lenders. It is understood that no Lender participating in any of the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms and the Fee Letter and except for an arrangement fee in respect of the Seven-Year Term Facility.

Bank of America agrees that its commitment to provide the Bridge Loans hereunder is not conditioned upon the syndication of, or the receipt of commitments from other lenders for, the Bridge Facility and in no event shall the commencement of or successful completion of the syndication of the Bridge Facility be a condition to the funding of the Bridge Loans.

3. Information Requirements. You represent, warrant and covenant that (a) all written financial projections concerning the Companies prepared by you or on your behalf that have been or are hereafter made available to the Lead Arranger or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available (it being understood that projections are inherently uncertain and no assurances are given that the results reflected in the Projections will actually be achieved) and (b) all written information, other than Projections, which has been or is hereafter made available to the Lead Arranger or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby, as and when furnished, when taken as a whole, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided that any representation regarding information about the Acquired Company is made to your knowledge. You agree that if at any time prior to the earlier of the 60 days after the Closing Date and the Successful Syndication, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished or made available, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time. In issuing this commitment and in arranging and syndicating the Facilities, the Lead Arranger is and will be using and relying on the Information without independent verification thereof.

You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information on IntraLinks or another similar electronic system. In connection with the syndication of the Facilities, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies or their respective affiliates, or the respective securities of any of the foregoing. You agree, however, that the Credit Documentation (as hereinafter defined) will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the Fee Letter. You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable and documented fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Commitment Parties (but not any other counsel without your consent), (b) due diligence expenses and (c) all CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau) incurred in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Facilities. You acknowledge that we may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, each other Bridge Lender and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) all claims, damages, losses, liabilities and reasonable and documented expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for all such Indemnified Parties and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or (b) the Facilities or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (a) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any Related Indemnified Person (as defined below) or (ii) the material breach by such Indemnified Party or any Related Indemnified Person of its obligations under this Commitment Letter or the Credit Documentation or (b) results from any Proceeding (defined below) that does not involve an act or omission of you or any of your subsidiaries and that is brought by an Indemnified Party against any other Indemnified Party, other than claims against any Commitment Party (or an affiliate thereof) in its capacity as an agent or arranger with respect to the Facilities. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Acquired Company or your or its subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Bridge Facilities, on a several, and not joint, basis with any other Bridge Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission. For purposes hereof, a “Related Indemnified Person” of an Indemnified Party means (1) any subsidiary of such Indemnified Party, (2) the respective directors, officers, or employees of such Indemnified Party or any of its subsidiaries, (3) the respective agents, advisors or other representatives of such Indemnified Party or any of its subsidiaries, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Party or such subsidiary and (4) any controlled affiliate of such Indemnified Party.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the provisions of the immediately preceding paragraph.

5. Conditions to Financing. The commitment of the Initial Lender in respect of the Facilities and the undertaking of the Lead Arranger to provide the services described herein are subject to the satisfaction of each of the conditions set forth in Annex III hereto and each of the following conditions precedent in a manner acceptable to the Lead Arranger: (a) the negotiation, execution and delivery of definitive documentation with respect to the Facilities consistent with this Commitment Letter and the Fee Letter (the “Credit Documentation”); (b) in the case of the New Bank Facilities, receipt by the Borrower of the portion of the commitments for the Revolving Facility and proceeds of the Term Facilities not committed to by the Commitment Parties, which, in the case of the Revolving Facility (if Bank of America is the administrative agent or an issuing lender), shall be from financial institutions reasonably satisfactory to the Commitment Parties; and (c) satisfaction of all conditions set forth in Annex I (in respect of the Bridge Facilities) under the heading “Conditions Precedent” and Annex II (in the case of the New Bank Facilities) under the heading “Conditions Precedent to Closing” and in the case of the Revolving Facility under the heading “Conditions Precedent to All Extensions of Credit under Revolving Facility.”

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, the only representations the accuracy of which shall be a condition to the availability of the Bridge Facilities and the Term Facilities on the Closing Date shall be (i) the representations made by or with respect to the Acquired Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have or your affiliate has the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement (as hereinafter defined), as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined). For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts of the Credit Documentation with or consents under applicable laws or charter documents of the Borrower and the Guarantors (other than consents that have been obtained), Solvency (as defined in the Existing Credit Agreement), Federal Reserve margin regulations, the U.S.A. Patriot Act, the Investment Company Act, FCPA, OFAC and compliance with anti-terrorism and anti-money laundering laws. For the avoidance of doubt, the limitations set forth in this paragraph shall not apply to the conditions for borrowing under the Revolving Facility.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your accountants, attorneys and other professional advisors in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof), (iii) this Commitment Letter and (to the extent redacted in a manner reasonably satisfactory to us to remove specific fee information, amounts set forth in the “flex” provisions and the hold levels set forth therein) the Fee Letter may be disclosed on a confidential basis to the Acquired Company, and the board of directors, officers and advisors of the Acquired Company in connection with their consideration of the Transaction and (iv) this Commitment Letter (but not the Fee Letter) in one or more filings with the Securities and Exchange Commission. Notwithstanding the foregoing, (a) you may disclose the aggregate amounts payable as fees under the Fee Letter as part of aggregate transaction expenses included in any sources and uses disclosure and (b) if the Commitment Letter is filed with the Securities Exchange Commission pursuant to clause (iv) above, the restrictions in this paragraph with respect to confidentiality of the Commitment Letter shall cease to apply after such filing.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Facilities and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority, to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) (A) was available to the Commitment Parties on a non-confidential basis prior to its disclosure by the Commitment Parties by the Borrower or any of its affiliates or (B) becomes available to the Commitment Parties on a non-confidential basis from a person other than the Borrower or its affiliates who, to the best knowledge of the Commitment Parties, is not otherwise bound by a confidentiality agreement with the Borrower or any of its affiliates, or is not otherwise prohibited from transmitting the information to the Commitment Parties, (vii) to the extent that such information is independently developed by the Commitment Parties or (viii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the funding of the Facilities.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any Lender; provided that no Commitment Party shall be released from its commitment hereunder except to the extent set forth and in accordance with the first sentence of Section 2 above.

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter, and paying the fees specified in the Fee Letter to be payable upon acceptance of this Commitment Letter with respect to the Facilities by wire transfer of immediately available funds to the account specified by us, not later than 11:59 p.m. (New York City time) on September 16, 2013, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) January 15, 2014, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Facilities, (c) the acceptance by the Acquired Company or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Company other than as part of the Acquisition and (d) the termination of the Acquisition Agreement.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Mike Delaney
	Name:	Mike Delaney
	Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Chris Newton
	Name:	Chris Newton
	Title:	Director

Signature Page to Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

PACKAGING CORPORATION OF AMERICA

By:	/s/ Richard B. West
	Name:	Richard B. West
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Commitment Letter

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

BRIDGE LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	“Puma”.

Guarantors:	Same as the Existing Credit Agreement.

Administrative Agent:	Bank of America, N.A. or an affiliate thereof will act as sole and exclusive administrative agent for the Bridge Lenders (the “Administrative Agent”).

Sole Lead Arranger and Sole Bookrunning Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates designated to act in such capacity, “MLPFS”) will act as the sole and exclusive lead arranger and sole and exclusive bookrunning manager for the Bridge Loans (in such capacity, the “Lead Arranger”).

Bridge Lenders:	Bank of America, N.A. or an affiliate thereof (“Bank of America”; or the “Initial Bridge Lender”) and other financial institutions and institutional lenders in accordance with the Commitment Letter (the “Bridge Lenders”).

Bridge Facilities:	A $1,300,000,000 tranche A facility (the “Tranche A Bridge Facility”) and a $700,000,000 tranche B facility (the “Tranche B Bridge Facility” and, together with the Tranche A Bridge Facility, the “Bridge Facilities”), in each case, subject to reductions pursuant to the section entitled “Mandatory Prepayments and Commitment Reduction” below. The loans under the Tranche A Bridge Facility (the “Tranche A Bridge Loans”) and the loans under the Tranche B Bridge Facility (the “Tranche B Bridge Loans” and, together with the Tranche A Bridge Loans, the “Bridge Loans”) will be available to the Borrower in one drawing upon consummation of the Acquisition.

Ranking:	The Bridge Loans will be senior unsecured obligations of the Borrower and rank pari passu in right of payment with or senior to all other unsecured obligations of the Borrower.

Security:	None.

Purpose:	The proceeds of the Bridge Loans shall be used to finance the Acquisition and the Refinancing.

Interest Rate:	The Bridge Loans will bear interest at a per annum rate equal to either, at the Borrower’s option, (i) LIBOR plus the Applicable Margin, as determined in accordance with the grid set forth below or (ii) the Base Rate (to be defined as the highest of (a) the Federal Funds Rate plus 1⁄2

Annex I-1

of 1%, (b) the Bank of America prime rate and (c) one-month LIBOR plus 1.00%) plus the Applicable Margin, as set forth in accordance with the grid set forth below.

The Borrower may select interest periods of seven days or one or three months for the LIBOR Option. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“Applicable Margin” shall be, during each period after the Closing Date set forth in the table below, the basis points per annum set forth opposite such period under the applicable Ratings:

	BBB / Baa2 (Level I)		BBB- / Baa3 (Level II)		Lower than BBB- / Baa3 (Level III)
	LIBOR Loans	Base Rate Loans	LIBOR Loans	Base Rate Loans	LIBOR Loans	Base Rate Loans
Day 0-89 after the Closing Date	150	50	175	75	200	100
Day 90-179 after the Closing Date	175	75	200	100	225	125
Day 180-269 after the Closing Date	200	100	225	125	250	150
Day 270-364 after the Closing Date	225	125	275	175	300	200

If either of Moody’s or S&P does not have in effect a Rating, then the Rating assigned by the other rating agency shall be used. If neither Moody’s nor S&P has in effect a Rating, the highest pricing (i.e., Level III) shall apply. If the relevant Ratings assigned by Moody’s and S&P fall within different pricing levels, the Applicable Margin shall be based on the higher of the two Ratings, unless one of the two Ratings is two pricing levels lower than the other, in which case the Applicable Margin shall be based on the pricing level corresponding to the Rating that is the midpoint between the two Ratings or, if there is no such midpoint, the pricing level that is one level lower than the pricing level corresponding to the higher Rating.

During the continuance of any event of default, the Applicable Margin shall increase by 200 basis points per annum (subject, in all cases other than a bankruptcy default or a default in the payment of principal when due, to the request of Bridge Lenders holding more than 50% of the aggregate advances and commitments under the Bridge Facilities).

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Annex I-2

Duration Fees:

The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Bridge Lenders, a duration fee on each date set forth below equal to the basis points set forth opposite such date times the aggregate principal amount of the Bridge Loans outstanding on such date:

Date	Fee Amount
90 days after the Closing Date	50
180 days after the Closing Date	75
270 days after the Closing Date	100

; provided that if the Ratings are not BBB- or higher by S&P and Baa3 or higher by Moody’s, then the amount set forth in the table above for each date shall be 25 basis points higher.

Maturity:	364 days after the Closing Date.

Amortization:	None.

Optional Prepayments and Commitment Reductions:	The Borrower may prepay the Bridge Facilities in whole or in part at any time without premium or penalty, subject to reimbursement of the Bridge Lenders’ breakage and redeployment costs. The unutilized portion of the commitments under the Bridge Facilities may be irrevocably reduced or terminated by the Borrower at any time without penalty. Any optional prepayments or commitment reductions shall be applied ratably to the Tranche A Bridge Facility and the Tranche B Bridge Facility.

Mandatory Prepayments and Commitment Reductions:	The Borrower shall prepay the Bridge Loans, and prior to the Closing Date, the commitments in respect thereof shall be automatically reduced, without premium or penalty together with accrued interest to the prepayment date, with the following:

(a) 100% of the net cash proceeds from the issuance or incurrence after the Commitment Date of additional debt of the Borrower or any of its subsidiaries, other than (i) revolving credit borrowings incurred under the Existing Credit Agreement or under the Borrower’s receivables credit agreement as in effect on the Commitment Date, (ii) capital leases and purchase money security interests in the ordinary course of business and (iii) debt owing to the Borrower or any of its subsidiaries;

(b) 100% of the net cash proceeds from any issuance of equity interests by the Borrower, other than equity interests issued under employee or director stock compensation plans or arrangements in the ordinary course of business; and

(c) 100% of the net cash proceeds from any disposition by the Borrower or any of its subsidiaries outside the ordinary course of business (including the sale of any capital stock of any subsidiary), excluding up to an aggregate of $25,000,000 of net cash proceeds from dispositions received after the Commitment Date.

Annex I-3

Mandatory prepayments and commitment reductions shall be applied ratably to the Tranche A Term Loans and Tranche B Term Loans (or commitments in respect thereof); provided that (A) net cash proceeds from the issuance of Notes shall be applied, first, to prepayment of the Tranche B Bridge Loans or, prior to the funding thereof, the reduction of commitments in respect thereof and, second, to prepayment of the Tranche A Bridge Loans or, prior to the funding thereof, the reduction of commitments in respect thereof, and (B) net cash proceeds from the incurrence of the Term Facilities shall be applied, first, to prepayment of the Tranche A Bridge Loans and, second, to prepayment of the Tranche B Bridge Loans.

In addition, upon effectiveness of the Credit Documentation in respect of the New Bank Facilities, the aggregate amount of commitments in respect of the Term Facilities under the Credit Documentation shall be applied to the reduction of commitments in respect of, first, the Tranche A Bridge Facility and, second, the Tranche B Bridge Facility.

Conditions Precedent:	The conditions specified in Section 5 of the Commitment Letter and Annex III to the Commitment Letter.

Bridge Facilities Documentation:	The Credit Documentation with respect to the Bridge Facilities will be consistent with the Existing Credit Agreement, with changes and modifications (x) that reflect the terms of this Commitment Letter and the Fee Letter, (y) modifications to reflect changes in law or accounting standards or cure mistakes or defects and (z) as are reasonably necessary to take into account the customary operational and agency provisions of the Administrative Agent.

Representations and Warranties:	The same as the Existing Credit Agreement plus each of the following: (i) compliance with the U.S.A. Patriot Act; and (ii) FCPA, OFAC, anti-terrorism and anti-money laundering laws.

Covenants:	The same as the Existing Credit Agreement plus each of the following: (i) use commercially reasonable efforts to refinance the Bridge Facilities with the proceeds of the Permanent Financing as promptly as practicable following the Closing Date; and (ii) compliance with FCPA, OFAC, anti-terrorism and anti-money laundering laws.

Financial covenants as follows:

• Minimum Interest Coverage Ratio of: for the fiscal quarters ending prior to June 30, 2014, 4.00 to 1.00; for the fiscal quarters

Annex I-4

ending June 30, 2014 and September 30, 2014, 3.75 to 1.00; and for the fiscal quarter ending December 31, 2014 and all fiscal quarters thereafter, 3.50 to 1.00.

•     Maximum Net Leverage Ratio of: for the fiscal quarters ending prior to June 30, 2014, 4.00 to 1.00; for the fiscal quarters ending June 30, 2014 and September 30, 2014, 3.75 to 1.00; and for the fiscal quarter ending December 31, 2014 and all fiscal quarters thereafter, 3.50 to 1.00.

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period and consistently with the Existing Credit Agreement. For purposes of the financial covenants, all costs and expenses related to the Transaction (including financing fees and make-whole amounts paid in connection with the redemption of the Acquired Company’s bonds) shall be added back to EBITDA.

Events of Default:	The same as the Existing Credit Agreement.

Assignments and Participations:	Each Bridge Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Administrative Agent and, prior to the Closing Date and so long as no event of default exists, the Borrower, which approvals shall not be unreasonably withheld or delayed; provided, however, that no such approval shall be required in connection with assignments to other Bridge Lenders or any of their affiliates. Each Bridge Lender will also have the right, without any consent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Bridge Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Bridge Facilities, except that the consent of all of the directly affected Bridge Lenders will be required with respect to, among other things, (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment and (iv) changes that impose any restriction on the ability of any Bridge Lender to assign any of its rights or obligations. Certain matters affecting the tranches of Bridge Facilities differently will be subject to tranche voting.

Cost and Yield Protection; Indemnification; Expenses:	Same as the Existing Credit Agreement.

Annex I-5

Governing Law:	New York.

Counsel to Bridge Lead Arranger:	Cahill Gordon & Reindel LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to non-exclusive New York jurisdiction.

Annex I-6

ANNEX II

SUMMARY OF TERMS AND CONDITIONS

NEW BANK FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

Borrower:	“Puma”.

Guarantors:	Same as the Existing Credit Agreement.

Administrative Agent:	Bank of America, N.A. or an affiliate thereof will act as sole and exclusive administrative agent for the Bank Lenders under the Term Facilities (the “Term Administrative Agent”) and a financial institution to be determined will act as sole and exclusive administrative agent for the Bank Lenders under the Revolving Facility (the “Revolving Administrative Agent”).

Lead Arranger and Bookrunning Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates designated to act in such capacity, “MLPFS”) will act as “left” lead arranger and bookrunning manager for the New Bank Facilities (in such capacity, the “Lead Arranger”).

Bank Lenders:	Bank of America, N.A. or an affiliate thereof (“Bank of America”; or the “Initial Bank Lender”) and other financial institutions and institutional lenders selected in accordance with the Commitment Letter (the “Bank Lenders”).

Credit Facilities:	An aggregate principal amount of $1,650,000,000 will be available through the following facilities:

Revolving Facility: a $350,000,000 revolving credit facility (the “Revolving Facility”), which will include a $50,000,000 sublimit for the issuance of standby letters of credit (each a “Letter of Credit”). Letters of Credit will be issued by Bank of America or another Lender acceptable to the Borrower and the Revolving Administrative Agent (in such capacity, a “Fronting Bank”), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit. The Revolving Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five (5) years after the Bank Facilities Closing Date.

Term Facilities: a five-year term loan facility (the “Five-Year Term Facility”) and a seven-year term loan facility (the “Seven-Year Term Facility” and, together with the Five-Year Term Facility, the “Term Facilities”) in the aggregate principal amount of $1,300,000,000, all of which will be drawn on the Bank Facilities Closing Date referred to below. It is currently expected that the Five-Year Term Facility will be in the aggregate principal amount of $650,000,000, and the Seven-Year

Annex II-1

Term Facility will be in the aggregate principal amount of $650,000,000, but the amounts of the Term Facilities may be reallocated between them as agreed by the Borrower and the Lead Arranger.

Ranking:	The New Bank Facilities will be senior unsecured obligations of the Borrower and rank pari passu in right of payment with or senior to all other unsecured obligations of the Borrower.

Security:	None.

Purpose:	The proceeds of the Term Facilities shall be used (x) if incurred on the Bank Facilities Closing Date, to finance in part the Transaction, or (y) if incurred after the Bank Facilities Closing Date and the Bridge Facilities have been funded, to refinance all or any portion of, first, the Tranche A Bridge Loans and, second, the Tranche B Bridge Loans. The proceeds of the Revolving Facility shall be used for working capital and other lawful corporate purposes.

Closing Date:	The execution of Credit Documentation for the New Bank Facilities and the making of the initial credit extension thereunder (the “Bank Facilities Closing Date”).

Interest Rate:	As set forth in Addendum I to this Annex III.

Availability/Scheduled Amortization:	Revolving Facility: Loans under the Revolving Facility may be made on a revolving basis up to the full amount of the Revolving Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit.

Five-Year Term Facility: Beginning with the first full fiscal quarter ending after the Bank Facilities Closing Date, the Five-Year Term Facility will amortize in equal quarterly installments in the annual amounts (set forth as a percentage of the original aggregate principal amount of the Five-Year Term Facility) set forth below (except that in Year 5, payments shall be 3.75% of the original aggregate principal amount of the Five-Year Term Facility for each of the first three quarters and the remaining outstanding principal amount of the Five-Year Term Facility shall be due and payable in full on the fifth anniversary of the Bank Facilities Closing Date).

                                         Year 1                              5.0%

                                         Year 2                            10.0%

                                         Year 3                            10.0%

                                         Year 4                            15.0%

                                         Year 5                            60.0%

Seven-Year Term Facility: Beginning with the first full fiscal quarter ending after the Bank Facilities Closing Date, the Seven-Year Term Facility will be subject to quarterly amortization of principal in the amount of 0.25% of the original aggregate principal amount of the Seven-Year Term Facility. The remaining outstanding principal amount of the Seven-Year Term Facility shall be due and payable in full on the seventh anniversary of the Bank Facilities Closing Date.

Annex II-2

Optional Prepayments and Commitment Reductions:	The Borrower may prepay the New Bank Facilities in whole or in part at any time without premium or penalty, subject to reimbursement of the Bank Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each prepayment of either Term Facility shall be applied to the principal installments thereof as directed by the Borrower. The unutilized portion of the commitments under the Revolving Facility may be irrevocably reduced or terminated by the Borrower at any time without penalty.

Conditions Precedent to Closing:	The conditions specified in Section 5 of the Commitment Letter and Annex III to the Commitment Letter.

Conditions Precedent to All Extensions of Credit under Revolving Facility:	Extensions of credit under the Revolving Facility shall be subject, in addition to the conditions set forth above under “Conditions Precedent to Closing,” to the conditions consistent with Section 3.02 of the Existing Credit Agreement.

Bank Facilities Documentation:	The Credit Documentation with respect to the New Bank Facilities will be consistent with the Existing Credit Agreement, with changes and modifications (x) that reflect the terms of this Commitment Letter and the Fee Letter, (y) modifications to reflect changes in law or accounting standards or cure mistakes or defects and (z) as are reasonably necessary to take into account the customary operational, letter of credit and agency provisions of the Term Administrative Agent and the Revolving Administrative Agent.

Representations and Warranties:	The same as the Existing Credit Agreement plus each of the following: (i) compliance with the U.S.A. Patriot Act; and (ii) FCPA, OFAC, anti-terrorism and anti-money laundering laws.

Covenants:	The same as the Existing Credit Agreement plus each of the following: (i) use commercially reasonable efforts to refinance the Bridge Facilities with the proceeds of the Permanent Financing as promptly as practicable following the Closing Date; and (ii) compliance with FCPA, OFAC, anti-terrorism and anti-money laundering laws.

Financial covenants as follows:

•      Minimum Interest Coverage Ratio of: for the fiscal quarters ending prior to June 30, 2014, 4.00 to 1.00; for the fiscal quarters ending June 30, 2014 and September 30, 2014, 3.75 to 1.00; and for the fiscal quarter ending December 31, 2014 and all fiscal quarters thereafter, 3.50 to 1.00.

Annex II-3

•      Maximum Net Leverage Ratio of: for the fiscal quarters ending prior to June 30, 2014, 4.00 to 1.00; for the fiscal quarters ending June 30, 2014 and September 30, 2014, 3.75 to 1.00; and for the fiscal quarter ending December 31, 2014 and all fiscal quarters thereafter, 3.50 to 1.00.

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period and consistently with the Existing Credit Agreement. For purposes of the financial covenants, all costs and expenses related to the Transaction (including financing fees and make-whole amounts paid in connection with the redemption of the Acquired Company’s bonds) shall be added back to EBITDA.

Events of Default:	The same as the Existing Credit Agreement.

Assignments and Participations:	Revolving Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Bank Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Facility in a minimum amount equal to $5,000,000.

Term Facilities Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Bank Lender will be permitted to make assignments to other financial institutions in respect of either Term Facility in a minimum amount equal to $1,000,000.

Consents: The consent of the Borrower will be required unless (i) an event of default has occurred and is continuing or (ii) the assignment is to a Bank Lender, an affiliate of a Bank Lender or an Approved Fund (as such term is defined in the Existing Credit Agreement). The consent of the Term Administrative Agent or Revolving Administrative Agent, as applicable, will be required for any assignment (i) in respect of the Revolving Facility or an unfunded commitment under any Term Facility to an entity that is not a Bank Lender with a commitment in respect of the Revolving Facility, an affiliate of such a Bank Lender or an Approved Fund in respect of such a Bank Lender or (ii) of any outstanding term loan to an entity that is not a Bank Lender, an affiliate of a Bank Lender or an Approved Fund. The consent of each Fronting Bank will be required for any assignment under the Revolving Facility.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged to the assigning and/or assignee Bank Lender with respect to each assignment unless waived by the Term Administrative Agent or Revolving Administrative Agent, as applicable, in its sole discretion. Each Bank Lender will also have the right, without consent of the Borrower or the Term Administrative Agent or the Revolving Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Annex II-4

Participations: Bank Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors.

No Assignment or Participation to Certain Persons: No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries, or any Defaulting Lender (to be defined in the loan documentation). The loan documentation shall include restrictions on assignments to competitors of the Borrower consistent with the Existing Credit Agreement.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Bank Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the New Bank Facilities (the “Required Lenders”), except that the consent of all of the directly affected Bank Lenders will be required with respect to, among other things, (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment and (iv) changes that impose any restriction on the ability of any Bank Lender to assign any of its rights or obligations. Notwithstanding the foregoing, if any Lender shall be a Defaulting Lender at such time, then the outstanding loans and unfunded commitments under the New Bank Facilities of such Defaulting Lender shall be excluded from the determination of Required Lenders. Certain matters affecting the tranches of New Bank Facilities differently will be subject to tranche voting.

Cost and Yield Protection; Indemnification; Expenses:	Same as the Existing Credit Agreement.

Governing Law:	New York.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to non-exclusive New York jurisdiction.

Annex II-5

ADDENDUM I

PRICING, FEES AND EXPENSES

Interest Rates:	The loans under the New Bank Facilities will bear interest at a per annum rate equal to either, at the Borrower’s option, (i) LIBOR plus the Applicable Margin, as determined in accordance with the Performance Pricing grid set forth below or (ii) the Base Rate (to be defined as the highest of (a) the prime rate as determined by the Term Administrative Agent for purposes of the Term Facilities and by the Revolving Administrative Agent for purposes of the Revolving Facility, (b) the Federal Funds rate plus 0.50% and (c) a daily rate equal to one-month LIBOR plus 1.0%) plus the Applicable Margin, as determined in accordance with the Performance Pricing grid set forth in Schedule A below.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any event of default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 200 basis points per annum (subject, in all cases other than a bankruptcy default or a default in the payment of principal when due, to the request of the Required Lenders).

Facility Fee:	The Borrower will pay a fee (the “Facility Fee”), determined in accordance with the Performance Pricing grid set forth in Schedule A below, on each Bank Lender’s commitment amount under the Revolving Facility, regardless of usage (and, if amounts remain outstanding after the commitments have terminated, on such outstanding amounts). The Facility Fee is payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.

Letter of Credit Fees:	The Borrower will pay a fee (the “Letter of Credit Fee”), determined in accordance with the Performance Pricing grid set forth in Schedule A below, on the maximum amount available to be drawn under each Letter of Credit that is issued and outstanding. The Letter of Credit Fee is payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and will be shared proportionately by the Bank Lenders. In addition, the Borrower will pay a fronting fee to the applicable Fronting Bank for its own account, in an amount set forth in a separate letter agreement with such Fronting Bank.

Annex II-Addendum 1-1

Performance Pricing:	The Applicable Margin and Facility Fee for the New Bank Facilities shall be determined on the basis of the Borrower’s Ratings in accordance with the grid set forth in Schedule A below. Each change in the Applicable Margin or Facility Fee resulting from a publicly announced change in the Ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

In all cases in determining the Applicable Margin or the Facility Fee, the applicable Level shall be based on the higher of the two ratings (i.e., the lower pricing); provided that if (a) if there is a split in the Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Rating shall apply; (b) if the Borrower has only one Rating, the Pricing Level corresponding to such Rating shall apply; and (c) if the Borrower does not have any Rating, Pricing Level V shall apply.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366-day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Annex II-Addendum 1-2

Schedule A

New Bank Facilities Pricing Grid

		Revolving Facility				Five-Year Term Facility		Seven-Year Term Facility
Pricing Level	Ratings	Facility Fee	Applicable Margin for LIBOR Loans and Letter of Credit Fees	All-In Drawn Spread for LIBOR Loans and Letter of Credit Fees	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
I	≥BBB+ from S&P/ Baa1 from Moody’s	0.125%	1.125%	1.250%	0.125%	1.250%	0.250%	1.500%	0.500%
II	BBB from S&P/ Baa2 from Moody’s	0.175%	1.200%	1.375%	0.200%	1.375%	0.375%	1.625%	0.625%
III	BBB- from S&P/ Baa3 from Moody’s	0.225%	1.275%	1.500%	0.275%	1.500%	0.500%	1.750%	0.750%
IV	BB+ from S&P/ Ba1 from Moody’s	0.250%	1.500%	1.750%	0.500%	1.750%	0.750%	2.000%	1.000%
V	≤BB from S&P/ Ba2 from Moody’s	0.300%	1.700%	2.000%	0.700%	2.000%	1.000%	2.250%	1.250%

Annex II-Addendum 1-Schedule A

ANNEX III

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

The funding of the Facilities will be subject to satisfaction of the following conditions:

(i) The Commitment Parties shall be satisfied with the definitive agreement relating to the Acquisition (including all schedules and exhibits thereto) (the “Acquisition Agreement”), and with all other agreements, instruments and documents relating to the Transaction (it being understood that the Commitment Parties are satisfied with the draft of the Acquisition Agreement provided to the Commitment Parties at 2:12 a.m. on September 16, 2013). The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the funding under the applicable Facilities, in all material respects in accordance with the Acquisition Agreement and such other agreements, instruments and documents relating to the Transaction without giving effect to any amendment, waiver, consent, modification or supplement that is materially adverse to the interests of the Commitment Parties without the prior written consent of the Lead Arranger, it being understood that any change in purchase price shall be deemed to be materially adverse to the interests of the Commitment Parties. The Acquisition Agreement Representations shall be true and correct, and the Specified Representations shall be true and correct in all material respects.

(ii) Since December 31, 2012, there has been no change, event, occurrence or development that, individually or in the aggregate with any other changes, events, occurrences or developments, has had or would reasonably be expected to have a Company Material Adverse Effect. “Company Material Adverse Effect” means any change, event, occurrence or development that has a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur: any adverse effect arising out of, resulting from or attributable to (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, in the United States or globally, or changes generally affecting the industries in which the Company or its Subsidiaries compete in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to natural disasters, (d) the effects of the actions or omissions specifically required of the Company under this Agreement (other than those actions or omissions required pursuant to Section 7.1) in connection with the Transactions, (e) the negotiation, announcement or pendency of this Agreement and the Transactions, including the identity of, or the effect of any fact or circumstance relating to, Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees, (f) any item specifically disclosed in the SEC Documents or specifically disclosed in the reports and other documents furnished to the SEC by the Company or any of its Subsidiaries following January 1, 2011 and publicly available prior to the date hereof (other than disclosures in any documents incorporated by reference therein, and other than any forward-looking statements or risk factors contained therein), (g) changes in the trading price or trading

Annex III-1

volume of Shares, provided that the underlying cause of such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred, (h) any failure by the Company or its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, although the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred, or (i) any item set forth on Section 1.1 of the Company Disclosure Schedule, except in the case of clauses (a), (b) and (c), to the extent that any such change, event, effect, occurrence, state of facts or development disproportionately affects the Company and its Subsidiaries when compared with other Persons operating in the same industries in which the Company and its Subsidiaries operate. Without limiting the generality of the foregoing, a Company Material Adverse Effect shall be deemed to have occurred if any shutdown, idling or cessation of production of any of (i) the I1 paper machine at the International Falls, MN facility of the Company or its Subsidiaries, (ii) the J3 paper machine at the Jackson, AL facility of the Company or its Subsidiaries, or (iii) the D1 paper machine at the DeRidder, LA facility of the Company or its Subsidiaries shall have occurred and such shutdown, idling or cessation continued for, or would reasonably be expected to continue for, a period of sixty (60) consecutive days or more. Capitalized terms used but not otherwise defined in the definition of “Acquired Company Material Adverse Effect” shall have the meanings assigned to such terms in the Acquisition Agreement as in effect on the date hereof.

(iii) The Administrative Agent shall have received customary (A) legal opinions in substantially the form of the legal opinions delivered in connection with the closing under the Existing Credit Agreement, modified to reflect the Facilities and the Acquisition, (B) evidence of authority (including the incumbency of officers executing the Credit Documentation), (C) corporate resolutions, (D) good standing certificates, (E) closing certificates regarding satisfaction of the conditions precedent to funding of the Facilities, (F) pay-off letters in respect of all indebtedness to be repaid as part of the Refinancing and (G) notice of borrowing.

(iv) The Commitment Parties shall have received: (A) within 90 days after the end of each fiscal year of the Borrower and the Acquired Company ending after the date of the Commitment Letter, the consolidated balance sheet of each of the Borrower and the Acquired Company as of the end of such fiscal year and related consolidated statements of operations, cash flows and shareholders’ equity, accompanied by a report thereon of the Borrower’s or Acquired Company’s auditors, as applicable (it being acknowledged that the Lead Arranger has received such financial statements for the three fiscal years ended prior to the date of the Commitment Letter); (B) within 45 days after the end of each fiscal quarter of the Acquired Company or the Borrower ending after the date of the Commitment Letter, an unaudited balance sheet and related statements of operations and cash flows of each of the Borrower and the Acquired Company for such fiscal quarter and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”) and (C) solely as a condition with respect to availability of the Tranche B Bridge Facility, pro forma consolidated financial statements of the Borrower for the latest fiscal year and for the period elapsed from the beginning of the current fiscal year to the end of the latest fiscal quarter covered by the Quarterly Financial Statements and as of end of such fiscal quarter, after giving effect to the Transaction as if it occurred at the beginning of the period presented in the case of the income statement and as of such date in the case of the balance sheet.

(v) The Borrower shall have complied with all of its obligations under, and the terms of, the Fee Letter. All fees due to the Administrative Agent, the Lead Arranger and the Bridge Lenders shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agent and the Lead Arranger that have been invoiced a reasonable period of time prior to the Closing Date shall have been paid, in each case, from the proceeds of the initial funding under the Facilities.

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(vi) The Borrower shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the U.S.A. Patriot Act, at least seven days prior to the Closing Date.

(vii) Solely in the case of the Revolving Facility, there shall have been no change, occurrence or development since December 31, 2012 that either individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its subsidiaries taken as a whole.

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